UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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RAND LOGISTICS, INC.

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RAND LOGISTICS, INC.
500 Fifth Avenue, 50th Floor
New York, NY 10110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, September 10, 2015

To the Stockholders of Rand Logistics, Inc.:
You are invited to attend the annual meeting of stockholders (the “Meeting”) of RAND LOGISTICS, INC., a Delaware corporation (the “Company”), at the offices of Brown Rudnick LLP, Seven Times Square, New York, New York 10036 on Thursday, September 10, 2015, at 4:00 p.m. (local time), for the following purposes:
(1)
To elect three directors of the Company as Class III directors to serve for a term of three years and until their successors have been duly elected and qualified;

(2)
To vote on a non-binding advisory resolution to approve executive compensation;

(3)
To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for fiscal 2016; and

(4)
To consider and act upon such other matters as may properly come before the Meeting or any adjournment thereof.

Only stockholders of record at the close of business on July 28, 2015 are entitled to receive notice of, and to vote at, the Meeting, and at any adjournment or adjournments thereof. A list of the stockholders of the Company as of the close of business on July 28, 2015 will be available for inspection during business hours for ten days prior to the Meeting at the Company’s principal executive offices located at 500 Fifth Avenue, 50th Floor, New York, New York 10110.
We hope you will be able to attend the Meeting, but if you cannot do so, it is important that your shares be represented. Your vote is important regardless of the number of shares that you own. We urge you to read the attached Proxy Statement carefully and, whether or not you plan to attend the Meeting, to vote FOR the Board of Directors’ recommendations by promptly submitting a proxy by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.
Enclosed are our Proxy Statement for the Meeting, a proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. The accompanying Proxy Statement provides you with detailed information about the Meeting. We encourage you to read the entire Proxy Statement carefully. You may also obtain more information about the Company from documents we have filed with the United States Securities and Exchange Commission (“SEC”).
The Company assures you that our Board of Directors and management will continue to act in the best interest of all of the Company’s stockholders. Thank you in advance for your cooperation and continued support.
By order of the Board of Directors,

CAROL ZELINSKI,
Secretary
New York, New York
July 29, 2015
You are urged to date, sign and promptly return the enclosed proxy card in the envelope provided to you, so that if you are unable to attend the Meeting your shares will be voted.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 10, 2015: Our Proxy Statement and Annual Report to Stockholders for the year ended March 31, 2015 are available at: http://www.hivedms.com/rand/.

RAND LOGISTICS, INC.
500 Fifth Avenue, 50th Floor
New York, NY 10110

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
September 10, 2015

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors, also referred to as the Board, of RAND LOGISTICS, INC., a Delaware corporation (the “Company”), to be used at the annual meeting of stockholders (the “Meeting”) of the Company which will be held at the offices of Brown Rudnick LLP, Seven Times Square, New York, New York 10036 on Thursday, September 10, 2015, at 4:00 p.m. (local time), and at any adjournment or adjournments thereof. All references in this Proxy Statement to the “Company”, “we”, “us”, and “our” refer to Rand Logistics, Inc.
The Board unanimously recommends that you use the proxy card accompanying this Proxy Statement to vote:
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FOR the election of the named Class III nominees, Laurence S. Levy, H. Cabot Lodge III and Robert K. Kurz, to our Board of Directors;

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FOR the approval of the non-binding advisory resolution approving the Company’s executive compensation; and

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FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2016.

Any stockholder has the power to revoke a previously submitted proxy by:
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signing, dating and returning a proxy card with a later date;

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delivering to the Secretary of the Company a written notice of revocation c/o Rand Logistics, Inc., 500 Fifth Avenue, 50th Floor, New York, New York 10110; or

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attending the Meeting and voting in person.

Please note, however, that only your last-dated proxy will count — any proxy may be revoked at any time prior to its exercise at the Meeting as described in this Proxy Statement.
If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those voting instructions. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines. Unless so revoked, the shares represented by proxies will be voted at the Meeting. The persons named as the proxies, Mark S. Hiltwein and Edward Levy, were selected by the Board of Directors. The shares represented by the proxy card solicited by our Board of Directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted (i) FOR the election of the named director nominees as Class III directors; (ii) FOR the approval of the non-binding advisory resolution approving the Company’s executive compensation; and (iii) FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2016.
Stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The affirmative vote of  (i) a plurality of the shares present at the Meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors; and (ii) a majority of the shares present at the Meeting and entitled to vote on the subject matter is required to approve, on an advisory basis, the Company’s executive compensation; to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2016; and to approve any other business which may properly come before the

Meeting. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes. The vote on executive compensation is advisory; however, we value the opinions of our stockholders and accordingly we anticipate that the Board of Directors and the Compensation Committee would carefully take into account the outcome of such vote when making future executive compensation decisions.
Abstentions will count as a vote against the proposals, other than the election of directors. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. Broker “non-votes” are not counted in the tabulations of the votes cast on any of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
Our principal executive offices are located at 500 Fifth Avenue, 50th Floor, New York, New York 10110. The approximate date on which this Proxy Statement and the enclosed proxy card were first sent or given to stockholders was on or about July 29, 2015.
There were outstanding on July 28, 2015, 18,045,703 shares of common stock, par value $.0001 per share (the “Common Stock”) and 300,000 shares of Series A Convertible Preferred Stock, par value $.0001 per share (the “Preferred Stock”). Holders of record of the Common Stock at the close of business on July 28, 2015 will be entitled to one vote for each share of Common Stock then held. The holders of record of the Preferred Stock at the close of business on July 28, 2015 are entitled to one vote for each of the 2,419,355 shares of Common Stock into which the Preferred Stock is convertible. Only stockholders of record at the close of business on July 28, 2015 will be entitled to vote.
As of July 28, 2015, there were seventeen (17) holders of record of the Common Stock, and eight (8) holders of record of the Preferred Stock.
PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. As a result, roughly one third of our Board of Directors will be elected each year.
The terms of office of our Board of Directors are:
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Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2016 and when their successors are duly elected and qualify;

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Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2017 and when their successors are duly elected and qualify; and

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Class III directors, whose term will expire at this annual meeting of stockholders and when their successors are duly elected and qualify.

Our Class I directors are Edward Levy and Michael D. Lundin; our Class II directors are John Binion and James K. Thompson; and our Class III directors are Laurence S. Levy, H. Cabot Lodge III and Robert K. Kurz.
Three directors will be elected at the Meeting as our Class III directors for a term of three years expiring at the annual meeting of stockholders to be held in 2018 and until their successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Meeting. Each enclosed proxy card received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. Each of Messrs. Laurence Levy, Lodge and Kurz has consented to being named in this Proxy Statement and to serve as a director if elected. There are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.
Our Corporate Governance/Nominating Committee has reviewed the qualifications of the nominees for directors and has recommended the nominees for election to the Board of Directors.

Name of Nominee	Principal Occupation	Age	Year Became a Director
Laurence S. Levy	Executive Vice Chairman of Rand(1)	59	2004
H. Cabot Lodge III	Co-Founder & Senior Managing Director of Crescendo Real Estate Partners Limited	59	2006
Robert K. Kurz	Vice President of Kinder Morgan Terminals & President of its American Petroleum Tankers Division	59	2015

(1)
On June 24, 2015, Mr. Levy resigned from his position as Executive Vice Chairman, effective August 21, 2015. Mr. Levy will remain a director of the Company.

Laurence S. Levy is currently our Executive Vice Chairman. He served on our Board of Directors as Chairman and as our Chief Executive Officer from our inception through June 2013. Mr. Levy served as our Executive Chairman from June 2013 until November 2014 and currently serves as our Executive Vice Chairman until August 21, 2015 when Mr. Levy will commence service as a non-executive director. Mr. Levy founded the predecessor to Hyde Park Holdings, LLC in July 1986 and has since served as its chairman. Hyde Park Holdings, LLC is an investor in middle market businesses. Mr. Levy serves as an officer or director of several companies in which Hyde Park Holdings, LLC or its affiliates have made investments. Presently, these companies include: Ozburn-Hessey Logistics LLC, a national logistics services company, of which Mr. Levy is a director; Derby Industries LLC, a sub-assembly business to the appliance, food and transportation industries, of which Mr. Levy is chairman; PFI Resource Management LP, an investor in the Private Funding Initiative program in the United Kingdom, of which Mr. Levy is general partner; Regency Affiliates, Inc., a diversified company, of which Mr. Levy is chairman, chief executive officer and president; and Warehouse Associates L.P., a provider of warehouse and logistics services, of which Mr. Levy is chairman. Mr. Levy is a director of Sunbelt Holdings, Inc., a leading distributor of wine and spirits. During the past five (5) years, Mr. Levy served on the board of directors of Regency Affiliates, Inc., which was a public company until it terminated its registration with the Securities and Exchange Commission in October 2010, Essex Rental Corp. (“Essex”), a NASDAQ-listed company and one of North America’s largest providers of lattice-boom crawler crane and attachment rental services, of which Mr. Levy is Chairman of the Board and also served as chief executive officer from its inception through October 31, 2008. During the past five (5) years, Mr. Levy has also been a director and officer of Hyde Park Acquisition Corp. II, a publicly traded special purpose acquisition company. Mr. Levy received a Bachelor of Commerce degree and a Bachelor of Accountancy degree from the University of Witwatersrand in Johannesburg, South Africa and an M.B.A. from Harvard University, where he graduated as a Baker Scholar. Mr. Levy is a Chartered Accountant (South Africa). Mr. Levy is not related to Edward Levy.
Mr. Levy brings to our Board of Directors his management, financial, accounting, investment and executive recruiting and development knowledge and extensive experience as a director of, and as an advisor to, other public and private companies, and the knowledge and experience he has gained from such service, including his expertise in evaluating potential investment opportunities and in corporate governance.
H. Cabot Lodge III has been a member of our Board of Directors since 2006. Mr. Lodge is Founder and Senior Managing Director of Crescendo Real Estate Partners Limited, an international merchant bank and advisor company based in New York, Geneva and Nassau. Until April 2012, Mr. Lodge was President of W.P. Carey & Company Limited, an international real estate investment firm specializing in long-term corporate lease finance. In July 2009, Mr. Lodge founded CL Properties LLC, a real estate advisory and corporate net lease management company. Mr. Lodge founded ARC Global Partners LLC in 2006, an international real estate merchant bank. From 2000 to 2006, Mr. Lodge served as an Executive Vice President and a Director of iStar Financial Inc., a provider of financing to private and corporate owners of real estate and corporate net lease financing. Mr. Lodge was a founder of American Corporate Real Estate, a corporate net lease fund which was acquired by iStar Financial Inc. in 2000. Prior to that, Mr. Lodge was a managing director and member of the board of directors of W.P. Carey & Co., Inc., a real estate investment bank. Mr. Lodge graduated from Harvard College in 1978 and earned a Master of Business Administration degree from Harvard Business School in 1983.

Having worked for many years as an investment executive and board member of four (4) public companies, Mr. Lodge brings a broad financial and management background and experience with public-company corporate governance issues to our Board of Directors.
Robert K. Kurz joined our Board of Directors in February 2015 and is currently Vice President of Kinder Morgan Terminals and the President of their tanker division, American Petroleum Tankers. Mr. Kurz has held a variety of senior roles in the maritime industry including Chief Executive Officer of American Petroleum Tankers Parent LLC from 2010 to 2014. Mr. Kurz was President and Chief Executive Officer of American Shipping Company from November 2007 through December 2009 and spent twenty-five (25) years with Keystone Shipping Co., including six (6) years as President. Mr. Kurz has a Bachelor of Arts degree from Lafayette College and a Masters of Science degree and United States Coast Guard Third Mate License from S.U.N.Y. Maritime College. Mr. Kurz is currently a member of the American Maritime Partnership and a past member of the American Maritime Congress, Labor Management Maritime Committee, OceanConnect.com, United Seamen’s Service and William Penn Charter School.
With his extensive experience in the maritime industry, Mr. Kurz brings specialized knowledge of Rand’s business and industry to our Board of Directors.
The Board of Directors unanimously recommends using the enclosed proxy card to vote FOR the election of the named Class III nominees, Laurence S. Levy, H. Cabot Lodge III and Robert K. Kurz, to our Board of Directors. Management proxy holders will vote all duly submitted proxies FOR the election of the named Class III nominees to our Board of Directors unless duly instructed otherwise.
Information Regarding Other Members of the Board of Directors
The following table sets forth information with respect to each of the other members of the Board of Directors whose term extends beyond the Meeting, including the Class of such director and the year in which each such director’s term would expire.
Name	Age	Year Became a Director	Year Term Expires
Edward Levy	51	2015	2016 Class I
Michael D. Lundin	55	2008	2016 Class I
John Binion	45	2013	2017 Class II
James K. Thompson	62	2014	2017 Class II
Edward Levy has served as our President since 2006 and as our Chief Executive Officer and President since November 5, 2014. Mr. Levy joined our Board of Directors on January 30, 2015. Mr. Levy was a managing director of CIBC World Markets Corp. from August 1995 through December 2004, and was co-head of CIBC World Markets Corp.’s Leveraged Finance Group from June 2001 until December 2004. From February 1990 to August 1995, Mr. Levy was a managing director of Argosy Group L.P., a private investment banking firm. Mr. Levy is currently a director of Derby Industries. From its inception in August 2006 until its acquisition of Essex in October 2008, Mr. Levy served as President and a member of the Board of Hyde Park Acquisition Corp., and from October 2008 until June 9, 2015 Mr. Levy served as Vice-Chairman of the Board of Directors of Essex. During the past five years, Mr. Levy has also been a director and officer of Hyde Park Acquisition Corp. II, a publicly traded special purpose acquisition company. From July 1999 until March 2005, he was also a director of Booth Creek Ski Holdings, Inc., a reporting company under the Exchange Act that owns and operates six (6) ski resort complexes encompassing nine (9) separate resorts. Mr. Levy is also a member of the board of directors of a number of privately-held companies. Mr. Levy received a Bachelor of Arts degree from Connecticut College. Mr. Levy is not related to Laurence S. Levy.
Mr. Levy’s position as President and Chief Executive Officer of Rand, together with his many years of experience in board and other leadership positions, make him an invaluable contributor to the Board of Directors.

Michael D. Lundin has been Chairman of our Board of Directors since November 20, 2014 after serving as Lead Independent Director since April 18, 2013. Mr. Lundin joined our Board of Directors in April 2008. Mr. Lundin is also currently a director of Avtron, Inc., Euramax International Inc. and U.S. Concrete, Inc. From December 2002 until February 2008, Mr. Lundin was President, Chief Executive Officer and a director of the Oglebay Norton Company (“Oglebay”), a mining operator, processor, transporter and marketer of industrial minerals and aggregates. Mr. Lundin was employed by Oglebay since 2000. Oglebay’s common stock and preferred stock were registered until 2006 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Oglebay filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on February 23, 2004. Prior to joining Oglebay, Mr. Lundin served as Vice President and then President/Partner of Michigan Limestone Operations, LP, where he negotiated the partnership’s sale to Oglebay. Mr. Lundin is also a Partner and Chairman of North Coast Minerals of Resilience Capital, a private equity firm focused on small-cap private companies. Mr. Lundin earned a Bachelor of Science degree in Manufacturing Engineering and Product Development from the University of Wisconsin and a Master of Business Administration degree from Loyola Marymount University.
As a result of approximately nineteen (19) years working in senior executive positions at two (2) Great Lakes organizations that mined, processed and distributed aggregates and operated one of the largest fleets of dry bulk vessels on the Great Lakes, Mr. Lundin, the Chairman of our Board of Directors, has acquired specialized knowledge relevant to our business on the Great Lakes.
John Binion joined our Board of Directors in April 2013. From March 2010 to July 2012, Mr. Binion was Chief Operating Officer and Executive Vice President of United Maritime Group, a leading provider of dry-bulk logistics solutions having revenues of approximately $325 million that operated (i) the largest Jones Act compliant coastwise fleet of dry-bulk carriers and self-unloading vessels, as measured by dead weight tons, (ii) the eighth largest dry cargo barge fleet on the US Inland Waterways, and (iii) the largest dry-bulk terminal on the Gulf of Mexico. From 2004 to 2008, Mr. Binion was co-founder and head of operations of Horizon Maritime LLC, an inland tank barge company. From 2000 to 2004, Mr. Binion was General Manager of Sales for Blessey Marine Services, an inland tank barge company. From 1994 to 2000, Mr. Binion was a shipbroker for L&R Midland, a leading Jones Act tanker brokerage firm. Mr. Binion graduated with a Bachelor of Science degree in Business Administration from Texas A&M University.
As a result of approximately seventeen (17) years working in senior executive positions in four (4) different firms operating in the Jones Act maritime and logistics industry, Mr. Binion has acquired specialized knowledge relevant to our business.
James K. Thompson joined our Board of Directors in November 2014 and is currently the Chairman of the Board of J.B. Hunt Transport Services Inc. Mr. Thomson has spent his entire forty (40) year career at J.B. Hunt. Mr. Thompson was named Chief Financial Officer in 1979, President and Chief Operating Officer in 1986, and the following year was elected Chief Executive Officer. Mr. Thompson has served on the Board of Directors of J.B. Hunt since 1985 and assumed the position of Chairman in 2011. Under Mr. Thompson’s leadership, J.B. Hunt grew from a $20 million trucking company to one of Forbes Magazine’s Best Managed Companies in America and Fortune’s America’s Most Admired Companies with current annual revenues of approximately $6 billion and a market equity capitalization approaching approximately $10 billion. Mr. Thompson has a Bachelor of Science degree in Business Administration from the University of Arkansas and is a Certified Public Accountant. Mr. Thompson has served as a member of both the University of Arkansas’ Board of Advisors and the Board of Directors for the Arkansas Research Alliance. Mr. Thompson has also served as a member of the Federal Reserve Bank of St. Louis Transportation Industry Council and as Trustee of GuideStone Financial Services which manages approximately $10 billion in assets.
Mr. Thompson brings to our Board of Directors his extensive experience as a director and officer of a public company in the transportation and logistics industry as well as his broad financial and management background.

Information Regarding Executive Officers
The names of our executive officers, along with certain biographical information furnished by them, are set forth below:
Name	Age	Position
Laurence S. Levy(1)	59	Executive Vice Chairman
Edward Levy	51	President and Chief Executive Officer
Mark S. Hiltwein	51	Chief Financial Officer
Scott Bravener	51	President of Lower Lakes Towing Ltd. and Grand River Navigation Company, Inc.

(1)
On June 24, 2015, Mr. Levy resigned from his position as Executive Vice Chairman, effective August 21, 2015. Mr. Levy will remain a director of the Company.

For biographical information regarding Laurence S. Levy and Edward Levy, please see pages 4 and 5 of this Proxy Statement.
Mark S. Hiltwein has served as our Chief Financial Officer since May 2015. From August 2012 through September 2014 Mr. Hiltwein served as President, Envelope Group of Cenveo, a world leader in the management and distribution of custom print, packaging, labels and envelopes. Mr. Hiltwein was Chief Financial Officer of Cenveo from July 2007 to June 2009 and again from December 2009 to August 2012. From June 2009 to December 2009 Mr. Hiltwein served as Cenveo’s President of Field Sales and Manufacturing. From July 2005 to July 2007, Mr. Hiltwein was President of Smartshipper.com, an online third party logistics company. From February 2002 through July 2005, Mr. Hiltwein was Executive Vice President and Chief Financial Officer of Moore Wallace Incorporated, a $3.5 billion printing company. Prior to that, he served as Senior Vice President and Controller of Moore Wallace from December 2000 to February 2002. Mr. Hiltwein served in a number of financial positions from 1992 through 2000 with L.P. Thebault Company, a commercial printing company, including Chief Financial Officer from 1997 through 2000. Mr. Hiltwein began his career at Mortenson and Associates, a regional public accounting firm where he held various positions in the audit department. Mr. Hiltwein received his Bachelor’s degree in Accounting from Kean University.
Scott Bravener has served as Lower Lakes Towing’s President and Chief Executive Officer since its inception in 1994, and until 2001 also served as the captain of the Cuyahoga, a vessel owned by Lower Lakes. From March 2006 through January 2015 Captain Bravener was a director of the Company. In May 2015, Captain Bravener was appointed President of Grand River Navigation Company, Inc., a subsidiary of the Company. Captain Bravener has worked in the Great Lakes shipping industry since 1982, serving in various capacities for Canada Steamship Lines Inc. and P & H Shipping prior to the formation of Lower Lakes. Captain Bravener is a director of the Canadian Shipowners Association and the Chamber of Marine Commerce, is a certified Ships Master and is a member of the American Bureau of Shipping. Captain Bravener is a graduate of the Marine Navigation Technology program at Georgian College, Owen Sound, Ontario.
Information Regarding the Board of Directors and Committees
Family Relationships
There are no family relationships between any of our executive officers or directors.
Independence of Directors
During the fiscal year ended March 31, 2015, the Board met or acted by unanimous consent on seventeen (17) occasions. During the fiscal year ended March 31, 2015, each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served. We do not have a policy on attendance by directors at our annual meeting of stockholders; however, all of our directors attended our annual meeting of stockholders held on November 20, 2014 either in person or by telephone.

As required by the listing standards of the NASDAQ Stock Market (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of  “independent”.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors. Our independent directors pursuant to the NASDAQ listing standards are Messrs. Binion, Kurz, Lodge, Lundin, and Thompson.
Committees of the Board
The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Corporate Governance/Nominating Committee. Our Board of Directors may also establish from time to time any other committees that it deems necessary or advisable.
Audit Committee
Our Audit Committee consists of Messrs. Binion, Kurz, Lodge, Lundin and Thompson, with Mr. Thompson serving as the Chairman of the Audit Committee. All five (5) current members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Exchange Act, and Rule 5605 of the NASDAQ listing standards. Each member of our Audit Committee is financially literate. In addition, Mr. Thompson serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), and has the financial sophistication required under the NASDAQ listing standards. Our Audit Committee, among other things:
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reviews our annual and interim financial statements and reports to be filed with the SEC;

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discusses with management, internal auditors and independent auditors the adequacy and effectiveness of our accounting and financial controls and disclosure controls and procedures;

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appoints and replaces our independent outside auditors from time to time, determining their compensation and other terms of engagement and oversees their work;

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oversees the performance of our internal audit function;

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conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

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establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

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oversees our compliance with legal, ethical and regulatory matters.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. During the fiscal year ended March 31, 2015, the Audit Committee met or acted by unanimous consent on six (6) occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investors section of our website at www.randlogisticsinc.com.
Audit Committee Report
The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The outside auditors audit the Company’s financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board. The Audit Committee operates under a written charter adopted by the Board.
The Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended March 31, 2015 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and the independent auditors. We also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board.
The Audit Committee discussed with the independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
The Audit Committee discussed with the independent auditors the auditor’s independence from the Company and management, including the independent auditors written disclosures required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board.
Based on the foregoing, we have recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2015, for filing with the SEC.
Audit Committee
James K. Thompson, Chairman
John Binion
Robert K. Kurz
H. Cabot Lodge III
Michael D. Lundin
Compensation Committee
Our Compensation Committee consists of Messrs. Binion, Kurz, Lodge and Thompson, with Mr. Binion serving as the Chairman of the Compensation Committee. All of these members of our Compensation Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our Compensation Committee, among other things:
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reviews and approves the compensation of our executive officers; and

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makes recommendations to the Board with respect to incentive compensation plans and equity based plans.

The Compensation Committee’s charter does not authorize it to delegate its authority, notwithstanding its ability to engage outside consulting firms to assist in the evaluation of directors or executive officers.
The processes and procedures by which the Compensation Committee considers and determines executive officer compensation and outside directors’ compensation are described in the Compensation Discussion and Analysis included in this Proxy Statement.
The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended March 31, 2015, the Compensation Committee met or acted by unanimous consent on seven (7) occasions. A copy of the Compensation Committee charter is available on the investors section of our website at www.randlogisticsinc.com.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee were, during the fiscal year ended March 31, 2015, an officer or employee of us or any of our subsidiaries or had any relationship with us other than serving on our Board of Directors. In addition, none of our executive officers served as a director or a member of the compensation committee (or board committee performing similar functions) of any other entity one of whose executive officers served as a director or on our Compensation Committee. None of the members of the Compensation Committee has any relationship required to be disclosed under this caption under the rules of the SEC.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.
Compensation Committee
John Binion, Chairman
Robert K. Kurz
H. Cabot Lodge III
James K. Thompson
Corporate Governance/Nominating Committee
Our Corporate Governance/Nominating Committee consists of Messrs. Binion, Kurz, Lodge, Lundin and Thompson, with Mr. Lodge serving as the Chairman of the Corporate Governance/Nominating Committee. All of these members are “independent” as defined under Rule 5605 of the NASDAQ listing standards. Our Corporate Governance/Nominating Committee, among other things:
•
establishes criteria for Board and committee membership and recommends to our Board of Directors proposed nominees for election to the Board of Directors or committees of the Board;

•
establishes processes for security holders to send stockholder proposals and other communications to the Board of Directors or our management; and

•
monitors and recommends the functions and reviews the performance of the Board and the various committees of the Board of Directors.

The Corporate Governance/Nominating Committee has adopted a formal written Corporate Governance/Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended March 31, 2015, the Corporate Governance/Nominating Committee met or acted by unanimous consent on seven (7) occasions. A copy of the Corporate Governance/Nominating Committee charter is available on the investors section of our website at www.randlogisticsinc.com.
Nominations For The Board Of Directors
The Corporate Governance/Nominating Committee of the Board of Directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the Board. At a minimum, however, the Corporate Governance/Nominating Committee seeks candidates for director based on, but not limited to, the following criteria:
•
experience as a senior executive at a publicly traded corporation, management consultant, investment banker, partner at a law firm or PCAOB registered public accounting firm, professor at an accredited business or law school or experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization;

•
the highest personal and professional ethics, integrity and values;

•
the ability to exercise sound judgment;

•
the ability to make independent analytical inquiries;

•
willingness and ability to devote adequate time, energy and resources to diligently perform Board and Board committee duties and responsibilities; and

•
a commitment to representing the long-term interests of the stockholders.

The Corporate Governance/Nominating Committee has not adopted a specific diversity policy with respect to identifying nominees for director. However, the Corporate Governance/Nominating Committee takes into account the importance of diversified Board membership in terms of the individuals involved and their various experiences and areas of expertise.
The Corporate Governance/Nominating Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable.
The Corporate Governance/Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired. The Corporate Governance/Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers and directors, as sources for potential director candidates. The Board retains complete independence in making nominations for election to the Board.
The Corporate Governance/Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance/Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our second amended and restated bylaws, any stockholder may recommend nominees for director not less than 60 days nor more than 90 days in advance of the annual meeting of stockholders, by writing to the Company’s Secretary, Rand Logistics, Inc., 500 Fifth Avenue, 50th Floor, New York, New York 10110, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Chairman of the Board and forwarded to Mr. Lodge, the Chairman of the Corporate Governance/Nominating Committee, for further review and consideration in accordance with this policy.
Board Leadership Structure and Role in Risk Oversight
Board Leadership
We separate the role of Chief Executive Officer from the leadership of our Board of Directors in recognition of the different roles of each position and to foster independent leadership of our Board. Michael D. Lundin serves as the independent Chairman of the Board and Edward Levy serves as our President and Chief Executive Officer. Mr. Lundin is responsible for organizing the Board of Directors, presiding over meetings of the Board and setting its agenda and priorities. Mr. Levy reports to our Board of Directors, including Mr. Lundin, and is responsible for our day-to-day operations including, but not limited to, oversight of our business operations and management team.
This structure allows the Chief Executive Officer to focus his time and energy on operating and managing the Company, while allowing the Chairman of the Board to focus on the effectiveness of the Board and its independent oversight of our senior management team. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current board leadership structure is appropriate to segregate the Board oversight role from management of the Company.
Risk Oversight
Our Board of Directors believes that oversight of risk management is the responsibility of the full Board, with support from its committees and senior management. The Board of Directors’ principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address serious risks. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.
Code of Ethics
We have adopted a written code of ethics applicable to our directors, officers and employees in accordance with SEC rules and regulations and the NASDAQ listing standards. We make our code of ethics available on the investors section of our website at www.randlogisticsinc.com. We intend to satisfy the disclosure requirement under Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, at the address specified above.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. To our knowledge, based solely on our review of the copies of such filings received by us, with respect to the period ended March 31, 2015, all Section 16(a) filing requirements were met.
Stockholder Communications With The Board Of Directors
Any stockholder or other interested party who desires to communicate with our Board, any committees thereof, or any individual director on our Board may do so by writing to: Board of Directors, c/o Michael D. Lundin, Chairman of the Board of Directors, Rand Logistics, Inc., 500 Fifth Avenue, 50th Floor, New York, New York 10110. In general, any stockholder communication directed to our Board or a committee thereof will be delivered to our Board or the appropriate committee. However, the Company reserves the right not to forward to our Board any abusive, threatening or otherwise inappropriate materials.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table provides information regarding beneficial ownership of our Common Stock as of July 28, 2015, by:
•
each person known by us to beneficially own more than 5% of all outstanding shares of our Common Stock;

•
each of our directors or nominees for director;

•
each of our named executive officers in the Summary Compensation Table under “Executive Compensation” below; and

•
all of our directors, nominees for director and executive officers as a group.

The applicable percentage ownership as of July 28, 2015 is based upon 18,045,703 shares of our Common Stock outstanding. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person (and/or pursuant to proxies held by that person) that were exercisable on July 28, 2015 or became exercisable within 60 days following that date are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options. Except as otherwise indicated, the address for each beneficial owner is c/o Rand Logistics, Inc., 500 Fifth Avenue, 50th Floor, New York, New York 10110.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Greater than 5% Beneficial Owners
David M. Knott and related entities(1)	2,335,013(2)	12.1%
Ameriprise Financial, Inc. and related entities(3)	1,802,331(4)	10.0%
Rutabaga Capital Management(5)	1,554,887(6)	8.6%
RMB Capital Management, LLC and related entities(7)	1,482,749(8)	8.2%
JWEST, LLC and related entities(9)	1,476,127(10)	8.2%
Boston Partners(11)	1,393,850(12)	7.7%
GMT Capital Corp. and related entities(13)	1,209,750(14)	6.3%
Minerva Advisors LLC and related entities(15)	989,615(16)	5.5%
Named Executive Officers
Laurence S. Levy	1,353,976(17)(18)	7.4%
Edward Levy	568,176(17)	3.1%
Scott Bravener	236,487(17)	1.3%
Joseph W. McHugh, Jr.	183,651(17)	1.0%
Directors and Nominees
Michael D. Lundin	53,212	*
H. Cabot Lodge III	47,873(19)	*
John Binion	31,801	*
James K. Thompson	14,487	*
Robert K. Kurz	3,209	*
All directors, nominees for director and executive officers as a group (9 individuals)	2,319,221(17)(20)	12.6%

*
Denotes ownership of less than one percent

(1)
The business address of the reporting persons is 485 Underhill Boulevard, Suite 205, Syosett, New York 11791.

(2)
Includes 1,209,678 shares of Common Stock issuable upon conversion of 150,000 shares of Series A convertible preferred stock. This information was derived from a Schedule 13D/A filed with the SEC on June 29, 2015 and a Schedule 13D/A filed with the SEC on August 2, 2006.

(3)
The business address of this entity is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(4)
This information was derived from a Schedule 13G filed with the SEC on January 9, 2015.

(5)
The business address of this entity is 64 Broad Street, 3rd Floor, Boston, MA 02109.

(6)
This information was derived from a Schedule 13G/A filed with the SEC on February 13, 2015.

(7)
The business address of the reporting persons is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

(8)
This information was derived from a Schedule 13G/A filed with the SEC on February 10, 2014.

(9)
The business address of the reporting persons is 501 Congressional Boulevard, Carmel, IN 46032.

(10)
This information was derived from a Schedule 13D/A filed with the SEC on October 21, 2014.

(11)
The business address of this entity is One Beacon St., Boston, MA 02108.

(12)
This information was derived from a Schedule 13G filed with the SEC on February 12, 2014.

(13)
The business address of the reporting persons is 2300 Windy Ridge Parkway, Suite 550 South, Atlanta, GA 30339.

(14)
Includes 1,209,677 shares of Common Stock issuable upon conversion of 150,000 shares of Series A convertible preferred stock. This information was derived from a Schedule 13G filed with the SEC on February 18, 2014.

(15)
The business address of the reporting persons is 50 Monument Road, Suite 201, Bala Cynwyd, PA 19004.

(16)
This information was derived from a Schedule 13G filed with the SEC on January 22, 2015.

(17)
Includes the following shares of Common Stock subject to options exercisable within 60 days after July 28, 2015: Mr. Laurence Levy — 205,675; Mr. Edward Levy — 111,752; Mr. Bravener — 61,267; Mr. McHugh — 45,951; and all current directors, nominees for directors and executive officers as a group – 378,694.

(18)
Includes 789,694 shares of Common Stock held by Rand Management LLC of which the sole member is the Laurence Levy Irrevocable Trust, a trust established for the benefit of Mr. Levy’s three children, of which Mr. Levy is Trustee.

(19)
Includes 2,340 shares of Common Stock held by Carmel Lodge LLC, of which Mr. Lodge is the sole member.

(20)
Excludes Mr. McHugh who no longer serves as an executive officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee’s charter requires that the Committee review and approve all transactions between us and any director or executive officer that will, or is reasonably likely to require disclosure under the SEC’s rules. The Audit Committee has adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. In determining whether to approve any such transaction, the Committee will consider the following factors, among others, to the extent relevant to the transaction:
•
whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person;

•
whether there are business reasons for us to enter into the transaction;

•
whether the transaction would impair the independence of an outside director; and

•
whether the transaction would present an improper conflict of interest for a director or executive officer, taking into consideration such factors as the Committee deems relevant, such as the size of the transaction, the overall financial position of the individual, the direct or indirect nature of the individual’s interest in the transaction and the ongoing nature of any proposed relationship.

New York Office Lease
We maintain our executive offices at 500 Fifth Avenue, 50th Floor, New York, New York 10110 pursuant to a Reimbursement Agreement, dated as of June 12, 2013, among us, Rand Finance Corp. (“Rand Finance”), our subsidiary, and Hyde Park Real Estate, LLC (“Hyde Park”), an affiliate of Laurence S. Levy, a director. The Reimbursement Agreement was reviewed and approved by our Audit

Committee. Under the Reimbursement Agreement, Rand Finance reimburses Hyde Park for 34.31% of the rent and other amounts actually incurred by Hyde Park under its lease at 500 Fifth Avenue and 34.31% of amounts incurred by Hyde Park for out-of-pocket office expenses. We guarantee Rand Finance’s payment of such amounts. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the reimbursement amount paid to Hyde Park is at least as favorable as we could have obtained from an unaffiliated person. The Reimbursement Agreement terminates in the fourth quarter of the current fiscal year and the Company will not renew this arrangement. For the fiscal year ended March 31, 2015, we paid Hyde Park approximately $162,543 for use of our executive offices and $39,855 for our portion of Hyde Park’s out-of-pocket office expenses.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction and Overview
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to our “Named Executive Officers” for the fiscal year ended March 31, 2015.
As a result of restructuring our senior management team over the course of fiscal 2015 and pursuant to the disclosure requirements of the SEC rules, this year’s Named Executive Officers include certain individuals who are no longer employed by the Company or who currently or within 30 days, will no longer serve as executive officers of the Company. Our Named Executive Officers for fiscal 2015 are as follows:
Name	Title at End of Fiscal 2015
Laurence S. Levy(1)	Executive Vice Chairman
Edward Levy(2)	President and Chief Executive Officer
Scott Bravener	President of Lower Lakes Towing Ltd. and Grand River Navigation Company, Inc.
Joseph W. McHugh, Jr.(3)	Chief Financial Officer

(1)
In fiscal 2015, Laurence S. Levy served as Executive Chairman of the Company through November 5, 2014 when he was appointed Executive Vice Chairman in accordance with the terms of a Settlement Agreement, dated September 22, 2014 (the “Settlement Agreement”), by and between the Company and JWEST, LLC. On June 24, 2015, Mr. Levy resigned from his position as Executive Vice Chairman, effective August 21, 2015. Mr. Levy will remain a director of the Company.

(2)
In fiscal 2015, Edward Levy served as President of the Company through November 5, 2014 when he was appointed President and Chief Executive Officer in accordance with the terms of the Settlement Agreement.

(3)
Mr. McHugh retired from the Company effective June 30, 2015. Mr. McHugh’s successor as Chief Financial Officer effective May 11, 2015 was Mark S. Hiltwein. Mr. McHugh remained with the Company as Vice President from May 11 through June 30, 2015 to assist with the transition to his successor.

Our Compensation Committee has responsibility for determining and approving the various elements of our compensation programs for our Named Executive Officers. As described below, the principal elements of our compensation programs include base salary, annual bonuses and long-term incentives, including restricted stock. While the Compensation Committee is primarily responsible for the overall oversight of our executive compensation, the Chief Executive Officer, with the assistance of other members of management, provides recommendations with respect to compensation for the other executive officers. The Compensation Committee believes that the Chief Executive Officer’s input is valuable in determining the compensation of other executive officers given his day to day role in the Company and his responsibility in establishing and implementing our strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the Chief Executive Officer will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other executive officers.
Compensation Philosophy and Objectives
The goal of our executive compensation program is to motivate, retain and reward executives who create long-term value for our stockholders. Our compensation program is designed to reward, and incentivize executives to achieve, short-term and long-term financial and operating performance excellence and align the executives’ long-term interests with those of our stockholders while recognizing individual contributions to us. To achieve these objectives, the Compensation Committee believes that executive compensation should generally consist of both cash and equity-based compensation. Compensation levels for each executive are determined based on several factors, including:
•
general economic conditions;

•
our overall performance and profitability;

•
our historical compensation practices and current and historical compensation practices of peer companies;

•
each executive’s performance, skill sets and roles in the Company; and

•
our need for skill sets and the market for the executive’s skill sets.

Components of Executive Compensation
Currently, our executive compensation program consists of short-term compensation (salary and incentive bonus) and long-term compensation (restricted stock) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings, which we believe is aligned with our stockholders’ interests.
Annual Salary
Annual salaries of executive officers are set at levels competitive with other companies of comparable size and scope with whom we compete for executive talent. Although the Compensation Committee believes a significant portion of each executive’s compensation should be based on our long-term performance, the Compensation Committee also believes that a stable base salary is necessary to attract, motivate, reward and retain our executives. Therefore, the base salary component of total compensation is relatively stable year over year and generally is adjusted for cost of living adjustments or increases in responsibilities. Total executive compensation is impacted to a much larger extent by the variability of bonus and long-term incentive compensation as determined by the profitability of the business. The Compensation Committee sets the compensation philosophy with respect to base salaries for our executives generally, and reviews the base salary of each executive officer annually in light of our performance, budget and cost containment issues and our overall compensation objectives. Based on such review, the Compensation Committee makes adjustments, if any, to reflect market conditions, changes in responsibilities and potential merit increases consistent with compensation practices throughout our organization.
For the fiscal year ended March 31, 2015, the Compensation Committee approved annual salaries for Mr. Laurence Levy, Mr. Edward Levy and Mr. McHugh of  $335,389, $360,579 and $257,556 per annum, respectively. Mr. Bravener’s base salary for the fiscal year ended March 31, 2015 was $294,752 CAD and was determined pursuant to his employment agreement entered into on July 3, 2014. His base salary is subject to annual adjustments as described below.
Cash Bonuses
The second element of executive compensation is an annual cash bonus. The Compensation Committee believes that a significant portion of each executive’s compensation should be contingent on our annual performance. Messrs. Laurence Levy and Edward Levy were eligible to receive a portion of an annual cash bonus that is payable at the discretion of the Compensation Committee. Messrs. Bravener and McHugh were entitled to participate in our annual bonus pool, which is meant to reward certain of our executives and other employees for the cash profitability of the business over the fiscal year.
Messrs. Bravener and McHugh were eligible to receive a portion of an annual cash bonus pool that is payable at the discretion of the Compensation Committee based on certain financial targets. The annual cash bonus pool for fiscal 2015 was based on the amount of our earnings before interest, taxes, depreciation and amortization and certain adjustments (or “Adjusted EBITDA”). The Compensation Committee believes that this calculation was an appropriate measure of the Company’s performance in fiscal 2015 because it takes into account cash earnings used to fund capital expenditures, deferred dry-docking costs and return on the cost of debt and equity invested, which the Compensation Committee believes are key measures of creating stockholder value. These financial objectives are also consistent with the Compensation Committee’s philosophy of linking executive compensation to our financial performance and incentivizing our executives to focus on performance measures that enhance stockholder value. Each of Mr. Bravener and Mr. McHugh were eligible to receive a target annual cash bonus of 40% of his annual salary. If the amount in the bonus pool is not sufficient to cover bonuses for all participants in the pool, each participant’s bonus would be reduced pro rata. If the amount in the bonus pool is greater than the amount necessary to cover bonuses for all participants in the pool, each participant’s bonus would be increased pro rata. In the event that we do not generate sufficient Adjusted EBITDA in fiscal 2015, no cash bonus would be paid to any participants in the bonus pool.
For the fiscal year ended March 31, 2015, the targeted Adjusted EBITDA amount was $39,775,000. Because the Company did not generate the minimum Adjusted EBITDA, Messrs. Bravener and McHugh did not receive cash bonuses for such year. For the fiscal years ended March 31, 2014 and March 31, 2013, Messrs. Bravener and McHugh did not receive cash bonuses because the Company did not generate sufficient Adjusted EBITDA to meet the respective targets for such year. Additionally, neither Laurence Levy nor Edward Levy received a cash bonus for the fiscal years ended March 31, 2015, 2014 or 2013.
Long-Term Incentive Compensation
The third element of executive compensation, in addition to annual salary and cash bonus, is long-term incentive compensation consisting of equity awards. The Compensation Committee believes that granting equity-based compensation awards to our executives is the most direct way to align their long-term interests with those of our stockholders. The Compensation Committee also believes that equity compensation encourages greater responsibility on the part of our Named Executive Officers because the value of their equity compensation is subject to risk. As a result, each Named Executive Officer’s total annual compensation includes a significant portion of restricted stock awards. The restricted stock that has been granted to our executives is subject to a vesting schedule pursuant to which one-third of the shares will vest annually over a period of three years, encouraging the retention of the executive officers. However, due to the timing of the restricted stock grants made to Messrs. McHugh and Bravener on February 22, 2013 as a part of their compensation for the fiscal year ended March 31, 2012, each such award vested in equal amounts on each of the first two anniversaries of the grant date of such award.
Looking ahead to fiscal 2016, the Company has changed its annual long-term equity incentive compensation program to incorporate a return on invested capital (“ROIC”) metric as a significant component of the program. This change is consistent with the Company’s business plan and should help to link executive compensation to value creation.
2007 Long-Term Incentive Plan
Our 2007 Long-Term Incentive Plan, which we refer to as the Plan, provides for the grant of stock options and stock appreciation rights, stock awards, restricted stock units and performance units. Our employees, non-employee directors and consultants are eligible to participate in the Plan awards.
The Plan is administered by the Compensation Committee, which approves awards and may base its considerations on recommendations by our senior management. The Compensation Committee has the authority to (1) approve plan participants, (2) approve whether and to what extent awards under the Plan are to be granted and the number of shares of stock to be covered by each award, (3) approve forms of agreement for use under the Plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award and (6) determine the type and amount of consideration to be received by us for any stock award issued.
As compensation for the fiscal year ended March 31, 2013, on June 5, 2013, restricted stock grants were made to Laurence Levy, Edward Levy, Mr. Bravener and Mr. McHugh of 23,698 shares, 17,512 shares, 8,102 shares and 2,649 shares of restricted stock, respectively (net, in each case, of tax withholding), with target values (including, in each case, tax withholding) on the date of grant of  $240,000, $190,000, $83,900 and $24,500 respectively.
As compensation for the fiscal year ended March 31, 2014, on July 22, 2014, restricted stock grants were made to Laurence Levy, Edward Levy, Mr. Bravener and Mr. McHugh of 30,738 shares, 28,728 shares, 14,970 shares and 8,565 shares of restricted stock, respectively (net, in each case, of tax withholding), with target values (including, in each case, tax withholding) on the date of grant of  $325,000, $325,000, $175,000 and $85,000 respectively.
Other Benefits
The Company also offers certain change of control and severance benefits to our Named Executive Officers as described on pages 19 through 25 of this Proxy Statement. Such benefits are not taken into account in determining their base salaries, annual incentive bonuses or equity based compensation.
Fiscal 2015 Compensation
No cash bonuses were paid to any of our Named Executive Officers for the fiscal year ended March 31, 2015.
Role of Management
While the Compensation Committee is primarily responsible for the overall oversight of our executive compensation, the Chief Executive Officer, with the assistance of other members of management, provides recommendations with respect to compensation for the other Named Executive Officers. The Compensation Committee believes that the Chief Executive Officer’s input is critical in determining the compensation of other executive officers given his day to day role in the Company and his responsibility in establishing and implementing our strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the Chief Executive Officer will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other Named Executive Officers. As a member of our Board of Directors, our Chief Executive Officer also participates in votes on the compensation of our non-executive directors.
The Compensation Committee determines the compensation package for the Chief Executive Officer.
The Compensation Committee’s Consideration of Risk in Relation to Executive Management
In the fiscal year ended March 31, 2015, the Compensation Committee considered the nature, extent and acceptability of risks that our executives may be encouraged to take by our compensation programs. Taking carefully considered risks is an integral part of any business strategy, and our executive compensation program is not intended to eliminate management decisions that involve risk. Rather, the combination of various elements in our program is designed to mitigate the potential reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and destroy stockholder value. Together with our processes for strategic planning, our internal control over financial reporting and other financial and compliance policies and practices, the design of our compensation program helps to mitigate the potential for management actions that involve an unreasonable level of risk. Our compensation program seeks to balance performance rewarded in cash and shares of our common stock, base level salaries that are consistent with our executive’s responsibilities so that our executives are not motivated to take excessive risks to achieve a reasonable level of financial security and plans that reward executives based on financial measures as well as other objective criteria.

Executive Officer Compensation
The following table summarizes historical compensation awarded or paid to, or earned by, each of the Named Executive Officers for the fiscal years ended March 31, 2015, March 31, 2014 and March 31, 2013.
SUMMARY COMPENSATION TABLE
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Laurence S. Levy Executive Vice Chairman	2015	335,389	—	—	—	54,487(2)	389,876
	2014	406,000	—	325,004	—	49,567(2)	780,571
	2013	400,000	—	240,004	—	56,038(2)	696,042
Edward Levy President and Chief Executive Officer	2015	360,579	—	—	—	53,286(2)	413,865
	2014	355,250	—	325,001	—	46,083(2)	726,334
	2013	350,000	—	190,003	—	54,426(2)	594,429
Scott Bravener President, Lower Lakes and Grand River	2015	259,511	—	—	—	30,779(3)	290,290
	2014	271,437	—	175,004	—	29,014(3)	475,555
	2013	285,807	—	83,904	—	30,608(3)	400,319
Joseph W. McHugh, Jr. Chief Financial Officer	2015	257,556	—	—	—	54,222(2)	311,778
	2014	253,750	—	85,001	—	50,391(2)	389,142
	2013	250,000	—	24,502	—	52,458(2)	326,960

(1)
Reflects position at end of fiscal 2015, March 31, 2015.

(2)
Consists of medical and dental insurance, basic life insurance, short-term and long-term disability insurance and 401(k) employer match contributions.

(3)
Consists of medical and dental insurance, basic life insurance and short-term and long-term disability insurance, personal use of a Company vehicle and Company contributions to Mr. Bravener’s Registered Retirement Savings Plan (RRSP) account.

EXECUTIVE EMPLOYMENT AND SEVERANCE ARRANGEMENTS
Laurence S. Levy Employment Agreement
In connection with Laurence S. Levy’s appointment as Executive Vice Chairman, his employment agreement with the Company, dated as of June 12, 2013, was amended on November 5, 2014. His revised agreement provides for total annual compensation, including base salary and the value of equity awards, of $475,000 as defined for the period from November 20, 2014 through March 31, 2015. Such total annual compensation is subject to annual adjustments for each fiscal year after March 31, 2015. Mr. Levy is also entitled to (a) employee benefits and perquisites provided by the Company, including retirement benefits and health and welfare benefits and (b) reimbursement of reasonable expenses incurred in the course of this employment.
A summary of certain termination and change-in-control provisions in Mr. Levy’s employment agreement are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control”.
Edward Levy Employment Agreement
In connection with Edward Levy’s appointment as President and Chief Executive Officer, his employment agreement with the Company, dated as of June 12, 2013, was amended on November 5, 2014. Under his revised agreement Mr. Levy will serve as our President and Chief Executive Officer through March 31, 2016. The agreement also provides for Mr. Levy to receive: (i) an annual base salary in the amount of  $350,000, subject to annual adjustments, (ii) an annual award of restricted shares of Common Stock or restricted stock units having a value of at least $190,000 and (iii) an annual bonus determined by the Compensation Committee. Mr. Levy is also entitled to (a) employee benefits and perquisites provided by the Company, including retirement benefits and health and welfare benefits and (b) reimbursement of reasonable expenses incurred in the course of this employment.
A summary of certain termination and change-in-control provisions in Mr. Levy’s employment agreement are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control”.
Scott Bravener Employment Agreement
Mr. Bravener’s employment agreement with Lower Lakes Towing Ltd., our wholly owned subsidiary, dated as of July 3, 2014, pursuant to which Mr. Bravener will continue to serve as Lower Lakes’ President through March 31, 2016, provides for Mr. Bravener to receive (i) a base salary in the amount of CDN $294,752, subject to certain adjustments, (ii) certain performance-based bonuses, and (iii) permission to participate in Rand’s equity compensation plans at a level decided by the Compensation Committee. Mr. Bravener is also entitled to (a) participate in all of Lower Lakes’ benefit programs, including its benefit program to contribute to its employees’ registered retirement savings accounts, (b) lease an automobile at a maximum monthly cost of not more than CDN $1,039, plus expenses related to the business use of such automobile, and (c) reimbursement of reasonable out-of-pocket expense incurred in the course of his employment.
A summary of certain termination and change-in-control provisions in Mr. Bravener’s employment agreement are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control”.
Joseph W. McHugh, Jr. Employment Separation Agreement
In connection with his retirement as Chief Financial Officer, Mr. McHugh and the Company entered into an employment separation agreement and release (the “McHugh Separation Agreement”). All of the benefits under Mr. McHugh’s employment agreement with the Company, dated as of June 12, 2013, were superseded and replaced by the McHugh Separation Agreement. Under the McHugh Separation Agreement, through June 30, 2015 (the “Separation Date”) Mr. McHugh continued to receive the compensation and benefits provided in his prior employment agreement as follows: (i) an annual base salary in the amount of  $250,000, subject to annual adjustments, (ii) an annual award of restricted shares of Common Stock or restricted stock units having a value of at least $24,500 in accordance with the Company’s customary practices and (iii) an annual bonus determined by the Compensation Committee. Mr. McHugh was also entitled to (a) employee benefits and perquisites provided by the Company, including retirement benefits and health and welfare benefits and (b) reimbursement of reasonable expenses incurred in the course of this employment.
Following the Separation Date, Mr. McHugh was entitled to receive the following severance benefits: (a) a severance amount equal to one-half  (1/2) of the average of his W-2 reported income for the three (3) completed calendar years immediately preceding the Separation Date; (b) his annual bonus, if any, for fiscal 2015; (c) a pro-rated annual bonus, if any, for services provided through the Separation Date in fiscal 2016; (d) his annual restricted stock grant for fiscal 2015; (e) a pro-rated annual restricted stock grant for services in accordance with the Company’s customary practices provided through the Separation Date in fiscal 2016; and (e) accrued and unpaid salary, vacation (up to five weeks), reimbursable expenses and other employee benefits. Mr. McHugh is also entitled to continuation benefits, at the Company’s expense, for a period of one year after the Separation Date.
GRANTS OF PLAN-BASED AWARDS
The following table provides certain information regarding grants of plan-based awards made to the Named Executive Officers in the fiscal year ended March 31, 2015. All such awards were granted as a part of the Named Executive Officers’ compensation for the fiscal year ended March 31, 2014.
Name	Grant Date	Stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
Laurence S. Levy	July 22, 2014	55,085(1)	$325,000

Name	Grant Date	Stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
Edward Levy	July 22, 2014	55,085(2)	$325,000
Scott Bravener	July 22, 2014	29,662(3)	$175,000
Joseph W. McHugh, Jr.	July 22, 2014	14,407(4)	$85,000

(1)
Such restricted shares vest over a period of three years, with one-third of such shares vesting on each of the first three anniversaries of July 22. Represents the full amount of the grant. 24,347 shares were withheld for the payment of taxes.

(2)
Such restricted shares vest over a period of three years, with one-third of such shares vesting on each of the first three anniversaries of July 22. Represents the full amount of the grant. 26,357 shares were withheld for the payment of taxes.

(3)
Such restricted shares vest over a period of three years, with one-third of such shares vesting on each of the first three anniversaries of July 22. Represents the full amount of the grant. 14,692 shares were withheld for the payment of taxes.

(4)
Such restricted shares vest over a period of three years, with one-third of such shares vesting on each of the first three anniversaries of July 22. Represents the full amount of the grant. 5,842 shares were withheld for the payment of taxes.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth certain information with respect to the value of all equity awards that were outstanding at March 31, 2015 for each of our Named Executive Officers.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Laurence S. Levy	104,255	—	—	5.81	2/15/2018	8,715(1)	28,324
	101,240	—	—	5.50	7/22/2018	15,799(2)	51,347
	—	—	—	—	—	30,738(3)	99,898
Edward Levy	56,646	—	—	5.81	2/15/2018	6,536(1)	21,242
	55,106	—	—	5.50	7/22/2018	11,674(2)	37,941
	—	—	—	—	—	28,728(3)	93,366
Scott Bravener	31,056	—	—	5.81	2/15/2018	5,401(2)	17,553
	30,211	—	—	5.50	7/22/2018	14,970(3)	48,653
Joseph W. McHugh, Jr.	23,292	—	—	5.81	2/15/2018	1,766(2)	5,740
	22,659	—	—	5.50	7/22/2018	8,565(3)	27,836

(1)
Such restricted shares vested on April 5, 2015.

(2)
Such restricted shares vest over a period of two years, with one-half of such shares vesting on each of the first two anniversaries of June 5, 2014.

(3)
Such restricted shares vest over a period of three years, with one-third of such shares vesting on each of the first three anniversaries on July 22, 2014.

OPTIONS EXERCISED AND STOCK VESTED
The following table sets forth the options exercised by, and the shares of stock awards that vested for, our Named Executive Officers during the fiscal year ended March 31, 2015.
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Laurence S. Levy	—	—	27,942	90,812
Edward Levy	—	—	20,598	66,943
Scott Bravener	—	—	12,818	41,659
Joseph W. McHugh, Jr.	—	—	8,728	28,366
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
This section describes potential payments upon termination or a change of control for Named Executive Officers who are currently employed by Rand. A summary of certain provisions of our employment and severance agreements with all of our Named Executive Officers, including the severance arrangements of the Named Executive Officers who are no longer employed by Rand, are discussed above under “Executive Employment and Severance Arrangements”.
Laurence S. Levy Employment Agreement
Laurence S. Levy’s employment agreement provides that in the event that (i) Mr. Levy’s employment is terminated by the Company without cause, (ii) Mr. Levy’s employment is terminated by Mr. Levy for good reason or (iii) the Company or its successor does not renew Mr. Levy’s employment agreement under certain circumstances involving a Change of Control, the Company is required to pay to Mr. Levy (a) any accrued but unpaid base salary, unreimbursed expenses, and unused vacation time, (b) any accrued and vested benefits, (c) a severance payment equal to his average income from the Company for the three preceding calendar years (subject to the following sentence) and (d) a pro-rated portion of the bonus that would have been payable to him for the year in which his employment was terminated. If Mr. Levy’s employment terminates as a result of the Company not renewing his employment agreement and, within six months of such termination, there occurs a Change of Control (an “Anticipatory Change of Control”), the Company is required to pay to Mr. Levy the amounts set forth in clauses (a), (b) and (c) above assuming that (i) Mr. Levy’s employment agreement had been renewed, (ii) Mr. Levy’s employment continued through the date of the Change of Control and (3) Mr. Levy’s employment is terminated immediately following such Change of Control. Additionally, (A) the Company is required to provide a continuation of Mr. Levy’s group health coverage for a period of eighteen months and (B) all of Mr. Levy’s outstanding equity-based awards granted under a Company equity incentive plan will immediately vest.
In the event that Mr. Levy’s employment is terminated as a result of his disability, the Company is required to pay to Mr. Levy (a) any accrued but unpaid base salary, unreimbursed expenses, and unused vacation time, (b) any accrued and vested benefits, (c) a payment equal to one-half of his base salary then in effect, payable six months following such termination and (d) six monthly payments equal to one-twelfth of his base salary, payable following the payment set forth in clause (c) of this paragraph. Additionally, all of Mr. Levy’s outstanding equity-based awards granted under a Company equity incentive plan will immediately vest.
In the event that Mr. Levy’s employment is terminated as a result of his death, Mr. Levy will be entitled to (a) any accrued but unpaid base salary, unreimbursed expenses, and unused vacation time and (b) any accrued and vested benefits. Additionally, all of Mr. Levy’s outstanding equity-based awards granted under a Company equity incentive plan will immediately vest.
During the course of his employment and for twelve months thereafter, Mr. Levy may not be employed by, or engaged in, any entity that is a competitor to the Company or its subsidiaries. During the course of his employment and for two years thereafter, Mr. Levy may not solicit or offer employment to any employee of the Company or its subsidiaries.

The following table summarizes the estimated benefits that would have been payable to Mr. Levy if his employment had been (i) terminated on March 31, 2015 by the Company without cause or as a result of Mr. Levy’s death or disability, (ii) not renewed in connection with a change of control or (iii) terminated on March 31, 2015 by Mr. Levy for good reason.
	Terminated by the Company without Cause or by Mr. Levy for Good Reason ($)	Non-renewal in connection with a Change of Control (other than an Anticipatory Change of Control) ($)	Non-renewal in connection with an Anticipatory Change of Control ($)	Terminated as a Result of Disability ($)	Terminated as a Result of Death ($)
Accrued Base Salary	—	—	—	—	—
Benefits	36,992	36,992	36,992	—	—
Severance Payment	732,592(1)	732,592(3)	732,592(3)	200,000(1)	—
Bonus	—	—	—	—	—
Equity-based Awards	179,569(2)	179,569(2)	179,569(2)	179,569(2)	179,569(2)
Total	949,153	949,153	949,153	379,569	179,569

(1)
One-half of such amount payable to Mr. Levy on the date that is six months following his separation from service, with the remaining one-half payable to Mr. Levy in six equal monthly installments beginning on the first day of the next month following such initial payment.

(2)
Reflects an amount equal to the number of unvested shares of Restricted Stock held by Mr. Levy at March 31, 2015, valued at the closing stock price of our Common Stock as of March 31, 2015.

(3)
Such amount is payable to Mr. Levy not later than 3 days following the later to occur of  (i) the expiration of Mr. Levy’s employment agreement and (ii) the Change of Control; provided, that in the event of an Anticipatory Change of Control, such amount is payable to Mr. Levy not later than ten (10) business days following such Anticipatory Change of Control.

On June 24, 2015, Mr. Levy resigned from his position as Executive Vice Chairman, effective August 21, 2015. In connection with Mr. Levy’s resignation, the Company and Mr. Levy agreed to treat his resignation as a resignation for “good reason”, as defined in Mr. Levy’s employment agreement.
Edward Levy Employment Agreement
Edward Levy’s employment agreement provides that in the event that (i) Mr. Levy’s employment is terminated by the Company without cause, (ii) Mr. Levy’s employment is terminated by Mr. Levy for good reason or (iii) the Company or its successor does not renew Mr. Levy’s employment agreement under certain circumstances involving a Change of Control, the Company is required to pay to Mr. Levy (a) any accrued but unpaid base salary, unreimbursed expenses, and unused vacation time, (b) any accrued and vested benefits, (c) a severance payment equal to his average income from the Company for the three preceding calendar years (subject to the following sentence) and (d) a pro-rated portion of the bonus that would have been payable to him for the year in which his employment was terminated. In the event of an Anticipatory Change of Control, the Company is required to pay to Mr. Levy the amounts set forth in clauses (a), (b) and (c) above assuming that (1) Mr. Levy’s employment agreement had been renewed, (2) Mr. Levy’s employment continued through the date of the Change of Control and (3) Mr. Levy’s employment is terminated immediately following such Change of Control. Additionally, (A) the Company is required to provide a continuation of Mr. Levy’s group health coverage for a period of eighteen months and (B) all of Mr. Levy’s outstanding equity-based awards granted under a Company equity incentive plan will immediately vest.
In the event that Mr. Levy’s employment is terminated as a result of his disability, the Company is required to pay to Mr. Levy (a) any accrued but unpaid base salary, unreimbursed expenses, and unused vacation time, (b) any accrued and vested benefits, (c) a payment equal to one-half of his base salary then in effect, payable six months following such termination and (d) six monthly payments equal to one-twelfth of his base salary, payable following the payment set forth in clause (c) of this paragraph. Additionally, all of Mr. Levy’s outstanding equity-based awards granted under a Company equity incentive plan will immediately vest.
In the event that Mr. Levy’s employment is terminated as a result of his death, Mr. Levy will be entitled to (a) any accrued but unpaid base salary, unreimbursed expenses, and unused vacation time and (b) any accrued and vested benefits. Additionally, all of Mr. Levy’s outstanding equity-based awards granted under a Company equity incentive plan will immediately vest.
During the course of his employment and for twelve months thereafter, Mr. Levy may not be employed by, or engaged in, any entity that is a competitor to the Company or its subsidiaries. During the course of his employment and for two years thereafter, Mr. Levy may not solicit or offer employment to any employee of the Company or its subsidiaries.
The following table summarizes the estimated benefits that would have been payable to Mr. Levy if his employment had been (i) terminated on March 31, 2015 by the Company without cause or as a result of Mr. Levy’s death or disability, (ii) not renewed in connection with a change of control or (iii) terminated on March 31, 2015 by Mr. Levy for good reason.
	Terminated by the Company without Cause or by Mr. Levy for Good Reason ($)	Non-renewal in connection with a Change of Control (other than an Anticipatory Change of Control) ($)	Non-renewal in connection with an Anticipatory Change of Control ($)	Terminated as a Result of Disability ($)	Terminated as a Result of Death ($)
Accrued Base Salary	—	—	—	—	—
Benefits	36,992	36,992	36,992	—	—
Severance Payment	635,009(1)	635,009(3)	635,009(3)	360,579(1)	—
Bonus	—	—	—	—	—
Equity-based Awards	152,549(2)	152,549(2)	152,549(2)	152,549(2)	152,549(2)
Total	824,550	824,550	824,550	513,128	152,549

(1)
One-half of such amount payable to Mr. Levy on the date that is six months following his separation from service, with the remaining one-half payable to Mr. Levy in six equal monthly installments beginning on the first day of the next month following such initial payment.

(2)
Reflects an amount equal to the number of unvested shares of Restricted Stock held by Mr. Levy at March 31, 2015, valued at the closing stock price of our Common Stock as of March 31, 2015.

(3)
Such amount is payable to Mr. Levy not later than 3 days following the later to occur of  (i) the expiration of Mr. Levy’s employment agreement and (ii) the Change of Control; provided, that in the event of an Anticipatory Change of Control, such amount is payable to Mr. Levy not later than ten (10) business days following such Anticipatory Change of Control.

Scott Bravener Employment Agreement
Mr. Bravener’s employment agreement provides that in the event Mr. Bravener’s employment is terminated (i) by Lower Lakes without cause prior to March 31, 2016, (ii) by Mr. Bravener for good reason upon sixty days’ notice to Lower Lakes, (iii) following the expiration of the employment agreement, if Lower Lakes decides not to renew Mr. Bravener’s employment agreement or (iv) as a result of Mr. Bravener’s disability or death, Mr. Bravener will be entitled to (a) any accrued but unpaid base salary and performance bonus as of the date of such termination, (b) payment, in equal monthly payments for a period of twenty-four months of an amount equal to two times the average reported taxable income from the Company for the three preceding calendar years, and (c) continuation of all benefit programs, including the registered retirement savings plan, for a period of twenty-four months (the foregoing (a), (b) and (c)

collectively the “Separation Package”). In the event of a Change of Control of Rand, the term of Mr. Bravener’s employment will be adjusted to end on a date that is eighteen months from the date of the Change of Control if such date is prior to March 31, 2016.
Upon the termination of Mr. Bravener’s employment for any reason, any outstanding equity-based awards under the 2007 Long Term Incentive Plan or any other incentive plan adopted after the date of his employment agreement shall be forfeited or become vested pursuant to the applicable terms of the award agreement. Mr. Bravener’s award agreements provide that if Mr. Bravener’s employment is terminated for any reason other than (i) by Lower Lakes, for cause, (ii) by Mr. Bravener, without good reason, (iii) by Mr. Bravener, for good reason but without sixty days’ notice to Lower Lakes, or (iv) as a result of his death or permanent disability, 100% of the shares of Common Stock awarded to Mr. Bravener in connection with the execution of his employment agreement shall become fully vested as of the date of such termination. In the event of a Change of Control of Rand, all restrictions, terms and conditions applicable to the shares of Common Stock awarded to Mr. Bravener in connection with the execution of his employment agreement shall be deemed lapsed and satisfied as of the date of such Change of Control.
Under the terms of Mr. Bravener’s employment agreement, during the course of his employment and for twenty-four months after the termination thereof, Mr. Bravener may not be employed by or an advisor to any competitor to Lower Lakes or its affiliates, or otherwise engage in a competitive business in the U.S. or Canada and may not directly or indirectly solicit any customer, employee or service provider away from Lower Lakes or its affiliates.
The following table summarizes the estimated benefits that would have been payable to Mr. Bravener if his employment had been (i) terminated on March 31, 2015 by Lower Lakes without cause or as a result of Mr. Bravener’s death or disability, (ii) terminated on March 31, 2015 by Lower Lakes following a change of control or (iii) terminated on March 31, 2015 by Mr. Bravener for good reason (with sixty days’ notice to Lower Lakes).
	Terminated by the Company without Cause or by Mr. Bravener for Good Reason or as a Result of Death or Disability ($)	Terminated Following a Change of Control ($)
Accrued Base Salary	—	—
Accrued Performance Bonus	—	—
Severance Payment(1)	793,398	793,398
Benefits(2)	48,059	48,059
Equity-based Awards(3)	66,206	66,206
Total	907,663	907,663

(1)
Upon separation of service, payable over twenty four months.

(2)
Reflects an amount equal to the number of unvested shares of Restricted Stock held by Mr. Bravener at March 31, 2015, valued at the closing stock price of our Common Stock as of March 31, 2015.

DIRECTOR COMPENSATION
The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended March 31, 2015. Compensation information for Laurence S. Levy, our former Executive Vice Chairman, and Edward Levy, our President and Chief Executive Officer, is set forth in the Summary Compensation Table above.
Our policy is to pay our Chairman (or Lead Independent Director, when applicable) $50,000 in cash annually and $8,750 of our Common Stock at the end of each fiscal quarter during which he or she served as Chairman (or Lead Independent Director, when applicable). We pay our non-employee directors $40,000 in cash annually and $6,250 of our Common Stock at the end of each fiscal quarter during which they served as a director. In accordance with ASC Topic 718, the stock awards set forth below reflect the value of the Common Stock at the grant date rather than the date such awards were earned.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Michael D. Lundin	50,000	35,010	—	85,010
John Binion	40,000	25,015	—	65,015
James K. Thompson	14,131	8,835	—	22,966
H. Cabot Lodge III	40,000	25,015	—	65,015
Robert K. Kurz	6,778	4,238	—	11,016
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or, the Dodd-Frank Act, and Section 14A of the Exchange Act, Proposal 2 provides our stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal is commonly known as the “say-on-pay” vote.
At the Company’s 2013 annual meeting of stockholders, our stockholders approved the compensation of our named executive officers and indicated their preference that we should seek future advisory (non-binding) votes each year on such executive compensation. Based on the recommendation of the Board in the Company’s 2013 proxy statement and the voting results with respect to the advisory vote on the frequency of future advisory votes on executive compensation, the Company has determined to hold an advisory vote on executive compensation each year.
As described in the Compensation Discussion and Analysis, our compensation program is designed to attract and retain the most qualified executives while motivating high company performance and to align our executive officers’ interests with those of our stockholders. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include pay opportunities that are based on:
•
general economic conditions;

•
our overall performance and profitability;

•
our historical compensation practices and current and historical compensation practices of peer companies;

•
each executive’s performance, skill sets and roles in the Company; and

•
our need for skill sets and the market for the executive’s skill sets.

The say-on-pay vote gives you as a stockholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking stockholders to approve the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related disclosure in this proxy statement.”
Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or us. However, the Compensation Committee and the Board value the opinions of our stockholders, and will carefully take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors unanimously recommends using the enclosed proxy card to vote FOR the approval of this resolution. Management proxy holders will vote all duly submitted proxies FOR approval unless duly instructed otherwise.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm to audit and report upon our consolidated financial statements for the fiscal year ending March 31, 2016. Although stockholder ratification of the Board of Directors’ action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending March 31, 2017, since it would be impractical to replace our auditors so late into our current fiscal year.
It is expected that representatives of Grant Thornton LLP will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.
The Board of Directors unanimously recommends using the enclosed proxy card to vote FOR ratification of Grant Thornton LLP. Management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.
Principal Accountant Fees and Services
Audit Fees.   The aggregate fees billed by Grant Thornton LLP for the fiscal years ended March 31, 2015 and March 31, 2014 for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $393,712 for the fiscal year ended March 31, 2015 and $425,583 for the fiscal year ended March 31, 2014.
Audit-Related Fees.   The aggregate fees billed by Grant Thornton LLP for the fiscal years ended March 31, 2015 and March 31, 2014 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements were $0 for the fiscal year ended March 31, 2015 and $0 for the fiscal year ended March 31, 2014.
Tax Fees.   The aggregate fees billed by Grant Thornton LLP for the fiscal years ended March 31, 2015 and March 31, 2014 for professional services rendered for tax compliance, tax advice and tax planning were $109,491 for the fiscal year ended March 31, 2015 and $95,291 for the fiscal year ended March 31, 2014. The nature of the services performed for these fees was primarily for the preparation of tax returns, responding to inquiries from taxing agencies and tax structure planning.
All Other Fees.   For the fiscal years ended March 31, 2015, and March 31, 2014, we incurred no other fees.
Policy on Pre-Approval of Services Provided by Grant Thornton LLP
The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation.
Other Matters
Any proposal of an eligible stockholder intended to be presented at the next annual meeting of stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting no later than March 31, 2016. In accordance with our bylaws, to be considered timely, all stockholder proposals and stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the 2016 annual meeting of stockholders, provided that in the event that less than seventy (70) days’ notice or prior public disclosure of the annual meeting date is given or made to stockholders, notice by a stockholder must be received no later than the close of business on the tenth

(10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Stockholder proposals should be directed to the Secretary of the Company at the address set forth below.
We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. In addition to solicitation of proxies by use of the mails, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.
We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.
COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2015, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO MICHAEL D. LUNDIN, CHAIRMAN OF THE BOARD OF DIRECTORS, RAND LOGISTICS, INC., 500 FIFTH AVENUE, 50TH FLOOR, NEW YORK, NEW YORK 10110.
Our Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote any proxies in accordance with their best judgment. The accompanying proxy card confers discretionary authority to such persons to vote on any unanticipated matters.
It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope.
By order of the Board of Directors,

CAROL ZELINSKI,
Secretary
500 Fifth Avenue, 50th Floor
New York, New York 10110
July 29, 2015

 YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.RAND LOGISTICS, INC.2015 Annual Meeting ofStockholdersSeptember 10, 20154:00 P.M. local timeThis Proxy is Solicited On BehalfOf The Board Of Directors Please Be Sure To Mark, Sign, Date and Return Your Proxy Cardin the Envelope Provideds FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED sXPlease markyour voteslike thisPROXYTHIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION ISINDICATED, WILL BE VOTED “FOR” THE NOMINEES LISTED BELOW AND “FOR” PROPOSALS 2 AND 3AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3WITHHOLD AUTHORITYto vote for nominee listed belowFORNominee listed below3. Ratification of Grant Thornton LLP as Rand Logistics, Inc.’s independent registered public accounting firm for the fiscal year ending March 31, 2016.1. Election of Class III Directors FOR AGAINST ABSTAIN(01) Laurence S. Levy(02) H. Cabot Lodge III(03) Robert K. Kurz4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.Please mark, date and sign, and return promptly this proxyin the enclosed envelope.FOR AGAINST ABSTAIN2. A non-binding advisory resolution to approve executive compensation.COMPANY ID:PROXY NUMBER:ACCOUNT NUMBER:Signature Signature, if held jointly Date , 2015.NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign.When signing as executor, administrator, attorney, trustee, guardian,please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership nameby authorized person.

 Important Notice Regarding the Availability of Proxy Materials for theAnnual Meeting of Stockholders to be held on September 10, 2015.The Proxy Statement and our 2015 Annual Report to Stockholders on Form 10-K are available at http://www.hivedms.com/rand/s FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED sPROXYRAND LOGISTICS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 10, 2015. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.The undersigned appoints MARK S. HILTWEIN and EDWARD LEVY, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Rand Logistics, Inc. on Thursday, September 10, 2015, at the offices of Brown Rudnick LLP, Seven Times Square, New York, New York 10036 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present.This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed for Class III Directors on the reverse side; FOR proposals 2 and 3; and in the discretion of the proxy holders on any other matter which comes before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting. This proxy may be revoked at any time prior to the time it is voted.Only stockholders of record at the close of business on July 28, 2015 are entitled to notice of, and to vote at the meeting and any adjournment or postponement thereof.By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY(Continued, and to be marked, dated and signed, on the other side)